Exhibit 3.29

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

of

KNOTT’S BERRY FARM LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Knott’s Berry Farm LLC (the “Company”), effective as of December 31, 2014, is adopted, executed and agreed to by Millennium Operations LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”).

WHEREAS, the Company commenced on November 1, 1943 as a California general partnership;

WHEREAS, the Company was converted into a Delaware limited liability company on December 30, 2014 by the filing of a Certificate of Conversion and Certificate of Formation with the Secretary of State of the State of Delaware pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”);

WHEREAS, subsequently after such conversion, the membership in and management of the Company was governed by an operating agreement;

WHEREAS, subsequently after such conversion, Cedar Fair, L.P. a Delaware limited partnership (“Cedar Fair”), held 99.9% of the outstanding membership interests in the Company and Magnum Management Corporation, an Ohio corporation (“Magnum”), held 0.1% of the outstanding membership interests in the Company;

WHEREAS, on December 31, 2014, immediately prior to Cedar Fair’s contribution of all of the outstanding membership interests of the Company to the Member, Magnum assigned and transferred unto Cedar Fair the 0.1% of the outstanding membership interests in the Company of which it held (the “Transfer”);

WHEREAS, subsequently after the Transfer, Cedar Fair held all of the outstanding membership interests in the Company;

WHEREAS, effective at 11:59 P.M. eastern standard time on December 31, 2014, Cedar Fair contributed all of the outstanding membership interests of the Company to the Member; and

WHEREAS, the Member now desires to amend and restate the operating agreement and agrees that the membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the Member agrees as follows:

1. Name; Separate Existence. The name of the Company is Knott’s Berry Farm LLC. The Company shall be, and shall hold itself out to the public as, a legal entity separate and distinct from the Member and from any other entity.

2. Principal Office. The location of the principal office of the Company shall be at One Cedar Point Drive, Sandusky, Ohio 44870-5259, or such other location as the Member may from time to time designate.

3. Purpose of Company. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

4. No Commingling of Funds. The Company shall not commingle the funds and other assets of the Company with those of the Member or of any other person or entity; provided that funds of the Company may be transferred to the Member under a policy to commonly deposit and invest funds if records are maintained that accurately reflect which of such funds are the funds of the Company.

5. Term. The term of the Company shall continue indefinitely, unless and until dissolved pursuant to the terms of Section 16 of this Agreement.

6. Contributions. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash, property, or services to the capital of the Company when the Member determines that additional capital is required or advisable to preserve, maintain, or expand the business of the Company, but shall have no obligation to do so.

7. Distributions; Other Rights and Benefits. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company at its sole discretion; and (b) to enjoy all other rights, benefits, and interests in the Company.

8. Membership Interests; Certificates. The Member owns 100% of the membership interests in the Company. The Company will not issue any certificates to evidence ownership of the membership interests.

9. Management. The business, operations, and affairs of the Company shall be managed exclusively by the Member. The Member shall have all rights and powers of a manager under the Act, and shall have such authority, rights, and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient, or advisable to effectuate the purposes of this Agreement. The Member shall manage or cause to be managed the affairs of the Company in a prudent and businesslike manner.

10. Officers. The Member may, from time to time as it deems advisable, select natural persons to be officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. An Officer may be removed with or without cause by the Member whether or not the Officer acted in good faith. The initial Officers of the Company are:

Matthew A. Ouimet:	President and Chief Executive Officer

Brian C. Witherow:	Executive Vice President and Chief Financial Officer

Duffield E. Milkie:	Vice President and Secretary

11. Indemnification. To the fullest extent permitted under the Act:

(a) no Member (an “Indemnified Person”) shall be liable to the Company for any loss, claim, damage, or expense incurred by reason of any action taken or omitted to be taken by such Indemnified Person; provided, that the foregoing shall not relieve the Indemnified Person from liability for any loss, claim, damage, or expense that is determined by a final judgment of a court of competent jurisdiction to be primarily attributable to such Indemnified Person’s bad faith or gross negligence.

(b) the Company shall indemnify and hold harmless the Indemnified Person from and against any and all liabilities, obligations, losses, damages, fines, taxes (and interest and penalties thereon), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative, or otherwise), costs, expenses, and disbursements (including legal and accounting fees and expenses, costs of investigation, and sums paid in settlement) of any kind or nature whatsoever (“Damages”) which may be imposed on, incurred by, or asserted at any time against such Indemnified Person in any way related to or arising out of this Agreement or the business or affairs of the Company; provided, that no Indemnified Person shall be entitled to indemnification hereunder if it shall have been determined by a final judgment of a court of competent jurisdiction that the Damages are primarily attributable to such Indemnified Person’s bad faith or gross negligence.

(c) the Company shall pay the expenses (including reasonable legal fees and expenses and costs of investigation) incurred by an Indemnified Person in defending any claim, demand, action, suit, or proceeding described in section (b) above as such expenses are incurred by such Indemnified Person and in advance of the final disposition of such matter, provided that such Indemnified Person undertakes to repay such expenses if it is determined by a final judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified pursuant to section (b) above.

12. Fiscal Year; Method of Accounting. The fiscal year of the Company shall be the calendar year. The Company’s books shall be kept in such manner and by using such method of accounting as the Member may determine, and the Member may change accounting methods whenever the Member believes a change to be in the best interest of the Company.

13. Limitation of Liability. To the fullest extent permitted under the Act, the Member shall not be liable for any debts, obligations, or liabilities of the Company, whether arising in tort, contract, or otherwise, solely by reason of being a Member.

14. Company Books and Records. A written record showing the name, last known address, and interest of the Member in the Company shall be maintained by the Company at its principal office. The Company shall also maintain and preserve at its principal office, during the entire term of the Company unless a shorter period is indicated below, accounts, books, records, and other material Company documents (separate from the accounts, books, records and documents of the Member), including, without limitation: (a) a copy of the Certificate of Formation initially filed with the Secretary of State of Delaware, and any amendments thereto; (b) a copy of this Agreement, together with any supplements, modifications, or amendments to this Agreement; (c) copies of all federal, state, and local tax returns and reports of the Company, if any, for the three most recent years; (d) copies of all financial statements of the Company for the three most recent years; and (e) a written statement of the amount of cash, and a description and agreed value of any other other property or services that the Member has contributed to the Company or has agreed to contribute in the future.

15. Tax Status. It is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes.

16. Dissolution. The Company shall dissolve, and its affairs shall be wound up at such time, if any, as the Member may elect in writing. No other event (except an event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the Act) will cause the Company to dissolve.

17. Special Purpose Entity. Notwithstanding any other provision of this Agreement, the Company shall:

(a) not engage in any business or activity other than owning and operating assets in connection with Knott’s Berry Farm amusement park;

(b) not acquire or own any assets other than assets in connection with Knott’s Berry Farm amusement park and such incidental personal property as may be necessary in connection with owning the same;

(c) have and preserve its existence as an entity duly organized, validly existing, and in good standing under Delaware law;

(d) not, without the written consent of the Member, (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation, or reorganization statute; (ii) seek or consent to the appointment of a receiver, liquidator, or any similar official; or (iii) make an assignment for the benefit of creditors;

(e) not commingle its assets with the assets of any other person or entity except as provided in Section 4;

(f) maintain its records, books of account, bank accounts, financial statements, accounting records, and other entity documents separate and apart from those of any other person or entity;

(g) only enter into any contract or agreement with any general partner, member, shareholder, principal, or affiliate of the Member, or any general partner, member, principal or affiliate thereof, upon terms and conditions that are substantially similar to those that would be available on an arms-length basis with third parties;

(h) not maintain its assets in such manner that it will be costly or difficult to segregate, ascertain, or identify its individual assets from those of any other person or entity;

(i) to the extent required under applicable law, file its own tax returns;

(j) hold itself out to the public as a legal entity separate and distinct from any other person or entity and conduct its business in its own name;

(k) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; and

(l) except as otherwise expressly permitted or contemplated in this Agreement, pay its own liabilities from its own funds.

18. Successors and Assigns. Each and all of the covenants, terms, provisions and agreements in this Agreement shall be binding upon and inure to the benefit of the Member and its successors and assigns.

19. No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of either the Company or the Member.

20. Amendment. This Agreement shall not be amended except in writing by the Member.

21. Severability. If any provision of this Agreement shall be declared to be invalid, illegal, or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality, and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

22. Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the sole Member has executed this Agreement as of the date first set forth above.

MEMBER:

Millennium Operations LLC

By:	/s/ Brian C. Witherow
Brian C. Witherow
Executive VP & Chief Financial Officer

Signature Page to Limited Liability Company Agreement of Knott’s Berry Farm LLC